Exhibit 99.1

PRESS RELEASE

Contact:
Kelly Loeffler, VP, Investor and Public Relations	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com
IntercontinentalExchange, Inc. Reports First Quarter Diluted EPS of $0.33,
Revenue Increase of 58.0% and Net Income Increase of 121.7%
Record Quarter in Revenues, Net Income, Operating Margin and Trading Volume
ATLANTA, GA (May 2, 2006) —IntercontinentalExchange (NYSE: ICE) today reported first quarter 2006 consolidated revenues of $50.3 million, an increase of 58.0% from $31.8 million in the first quarter of 2005. In the quarter ending March 31, 2006, consolidated net income totaled $19.7 million, for an increase of 121.7% over the $8.9 million earned in the first quarter of 2005. First quarter 2006 consolidated operating income was $27.7 million, up 122.9% compared to $12.4 million in the same period in 2005, resulting in an operating margin of 55.0%. Consolidated revenues, operating margin and net income represent record results, which were driven by strong growth in quarterly trading volume.
Average daily volume for ICE Futures, the company’s futures business segment, in the first quarter of 2006 rose 81.7% to 260,304 contracts, compared to 143,270 contracts per day in the first quarter of 2005, marking ICE Futures’ highest volume quarter to date. Excluding the new WTI Crude futures contract introduced February 3, futures volume in the quarter increased 64.1%. Also in the first quarter, average daily commissions for ICE’s over-the-counter (OTC) segment increased 58.2% to $380,548, compared to $240,473 per day in the first quarter of 2005. Average daily commissions reflect daily trading activity in the company’s OTC markets.
“We have just wrapped up our best quarter to date as we continue the successful implementation of our strategy for 2006. The growth in our business and excellent financial performance position us to compete aggressively in the rapidly expanding energy marketplace,” said ICE Chairman and CEO Jeffrey C. Sprecher. “In the first quarter, we successfully introduced our electronically traded ICE WTI Crude futures contract as a complement to our ICE Brent Crude futures contract, as well as a number of important cleared OTC contracts in the North American natural gas and power market. By offering this broad range of globally traded energy products on an integrated platform, ICE continues to be the largest and fastest growing electronic energy marketplace.”
Sprecher added: “We continue to see strong interest in our markets and risk management tools by new and existing energy market participants. We’re employing our technology and new product development to drive growth across our business lines. In the second quarter, we’ll introduce additional new products as well as enhancements to our trading platform as we expand our market-leading energy offering to market participants around the globe.”

On April 21, ICE Futures launched two new electronically traded futures contracts, U.S. Heating Oil and Unleaded Gasoline. In its OTC business, ICE is completing the phased roll-out of 50 additional cleared contracts. ICE has introduced 34 of these contracts since early March, including 21 during the first quarter.
First-Quarter Results
In the first quarter of 2006, the company’s consolidated revenues rose 58.0% to $50.3 million, compared to $31.8 million in revenues in the first quarter of 2005. Consolidated transaction fee revenues increased 59.6% to $43.2 million from $27.1 million in the first quarter of 2005. Growth was driven by a combination of volume increases in both the OTC and futures business segments during the quarter and the entry of new participants in the company’s OTC and futures markets.
Transaction fee revenues at ICE Futures totaled $19.0 million, an increase of 57.2% over $12.1 million in the same period in the prior year as the expansion of ICE Futures markets continued following its transition to electronic trading in April of 2005. ICE Futures maintained a fee waiver on its ICE WTI Crude futures contract through March 31, 2006.
In the first quarter of 2006, transaction fee revenues in the OTC business segment increased 61.6% to $24.3 million compared to $15.0 million in the same period in 2005. Contract volume in ICE’s cleared OTC markets rose 110.1% to 15.8 million contracts in the first quarter compared to 7.5 million contracts in the same period of 2005.
Consolidated market data fee revenues, through the ICE Data business segment, increased 72.9% during the first quarter of 2006 to $6.0 million compared to $3.5 million in the same period in 2005.
Consolidated operating expenses during the first quarter of 2006 increased 16.5% to $22.6 million compared to $19.4 million in the same period in 2005, reflecting the company’s adoption of SFAS 123R as of January 1, 2006. Stock-based non-cash compensation expense increased to $2.2 million in the first quarter of 2006 compared to $0.4 million in the same period of 2005.
First quarter 2006 consolidated operating income was $27.7 million, up 122.9% compared to $12.4 million in the same period in 2005. This produced an operating margin of 55.0% for the first quarter of 2006 compared to an operating margin of 39.0% for the same period in 2005. Consolidated net income in the first quarter of 2006 was $19.7 million, up 121.7% compared to $8.9 million in the same period in 2005.
Consolidated cash flows from operations were $17.1 million in the first quarter of 2006, up 105.2% from $8.3 million in the same period in the prior year. Capital expenditures in the first quarter of 2006 totaled $1.9 million compared to $0.2 million in the same period of 2005. The increase in capital expenditures primarily relates to hardware purchases to enhance the electronic trading platform. Capitalized software development costs totaled $1.5 million in the first quarter, up modestly from $1.4 million in the first quarter of 2005. Unrestricted cash and investments were $150.7 million as of March 31, 2006, compared to $133.5 million as of December 31, 2005. The company ended the first quarter with no long-term debt.

Earnings Conference Call Information
The company will hold a conference call today, May 2, at 8:30 AM ET to review its first quarter results. The call will be broadcast live over the Internet via the Investor Resources page on the company’s website at www.theice.com. A brief slideshow will be available on the website in conjunction with the earnings call. The call will be temporarily archived on the company’s website. Historical futures volume and OTC commission data can be found at:
https://www.theice.com/marketdata/recordsAndVolumes/volumes2006.jsp
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading electronic global futures and OTC marketplace for trading energy commodity contracts, including crude oil and refined products, natural gas, power and emissions. ICE conducts its markets for futures trading through its regulated subsidiary, ICE Futures, Europe’s leading energy futures and options exchange. ICE also offers a range of risk management and trading support services, including cleared OTC contracts, electronic trade confirmations and energy market data through ICE Data. ICE is based in Atlanta, Georgia with offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition; technological developments; adjustments to commission rates; expectations of various costs; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures at least through the end of 2007; our ability to increase the connectivity to our marketplace; expansion of our market data business; development of new products and services; pursuit of strategic acquisitions and alliances on a timely, cost-effective basis; maintaining existing market participants and attracting new ones; protection of our intellectual property rights and our ability to not violate the intellectual property rights of others; changes in domestic and foreign regulations or government policy; adverse litigation results; our belief in our electronic platform and disaster recovery system technologies and the ability to gain access to comparable products and services if our key technology contracts were terminated. For a discussion of certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements see our filings with the Securities and Exchange Commission, including those set forth in Item 1(A) under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These filings are also available in the Investor Resources section of our website. All forward-looking statements in this press release are based on information known to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statements.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended March 31,
	2006	2005
Revenues:
Transaction fees, net	$43,235	$27,085
Market data fees	6,022	3,482
Other	1,025	1,261

Total revenues	50,282	31,828

Operating expenses:
Compensation and benefits	10,617	7,886
Professional services	2,690	3,200
Selling, general and administrative	6,134	4,376
Depreciation and amortization	3,188	3,958

Total operating expenses	22,629	19,420

Operating income	27,653	12,408

Other income (expense):
Interest income	1,178	666
Interest expense	(63)	(163)
Other income (expense), net	(7)	489

Total other income, net	1,108	992

Income before income taxes	28,761	13,400
Income tax expense	9,097	4,530

Net income	$19,664	$8,870

Earnings per common share:
Basic	$0.35	$0.17

Diluted	$0.33	$0.17

Weighted average common shares outstanding:
Basic	55,533	52,866

Diluted	58,972	53,063

INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONSOLIDATED UNAUDITED BALANCE SHEET
(IN THOUSANDS)

March 31,
2006
ASSETS
Current assets:
Cash and cash equivalents	$8,198
Restricted cash	12,942
Short-term investments	133,893
Customer accounts receivable:
Trade, net of allowance for doubtful accounts	18,414
Related-parties	2,343
Prepaid expenses and other current assets	6,145

Total current assets	181,935

Property and equipment, net	21,556

Other noncurrent assets:
Goodwill, net	74,850
Other intangible assets, net	1,804
Long-term investments	8,618
Other noncurrent assets	2,933

Total other noncurrent assets	88,205

Total assets	$291,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,719
Accrued salaries and benefits	4,475
Accrued liabilities	5,550
Income taxes payable	13,437
Current deferred tax liability, net	638
Deferred revenue	1,430

Total current liabilities	28,249

Noncurrent liabilities:
Noncurrent deferred tax liability, net	5,468
Other noncurrent liabilities	1,318

Total noncurrent liabilities	6,786

Total liabilities	35,035

SHAREHOLDERS’ EQUITY:
Common stock	206
Class A common stock, Series 1	7
Class A common stock, Series 2	359
Treasury stock, at cost	(7,312)
Additional paid-in capital	175,623
Retained earnings	67,575
Accumulated other comprehensive income	20,203

Total shareholders’ equity	256,661

Total liabilities and shareholders’ equity	$291,696